squarmilner
Certified Public Accountants
and Financial Advisors

Squar Milner LLP

January 3, 2019

Securities and Exchange Commission
100 F Street, N.E.
Washington D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Therapeutic Solutions International, Inc. Current Report on Form 8-K dated January 2, 2019, and we have the following comments:

1. We agree with the statements made in the second, third and fourth paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the first, fifth and sixth paragraphs.

Yours truly,
/s/ SQUAR MILNER LLP

San Diego, California